Exhibit 99.1

NEWS RELEASE
846 N. Mart-Way Court, Olathe, Kansas 66061                                                                                                           Phone: 913-647-0158                Fax:  913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS FOURTH QUARTER AND
FISCAL YEAR-END FINANCIAL RESULTS

Margins improve to 36% and profit increases to $.32 per share for the year

Olathe, Kansas (July 30, 2012) - Elecsys Corporation (NASDAQ: ESYS), a provider of innovative machine to machine (M2M) communication technology solutions, data acquisition systems, and custom electronic equipment for critical industrial applications worldwide, today announced its financial results for the fourth quarter and fiscal year ended April 30, 2012.

Sales for the fourth quarter of fiscal 2012 were $6,081,000, a decrease of 10%, or $703,000, from $6,784,000.  Total sales for the fiscal year 2012 showed a 2% decrease of $450,000, to $23,104,000.

Operating income for the quarter was $776,000, an increase of 11%, compared to operating income of $702,000 for the same quarter in the prior year.  For fiscal 2012, operating income increased approximately $489,000 to $2,120,000, from operating income in the prior year of $1,631,000.

Net income was $466,000, or $0.12 per diluted share, for the quarter ended April 30, 2012.  For the quarter ended April 30, 2011, net income was $402,000, or $0.10 per diluted share.  For the fiscal year ended April 30, 2012, net income totaled $1,219,000, or $0.32 per diluted share, while net income for the prior fiscal year was $872,000, or $0.22 per diluted share.

Sales of proprietary products and services increased 2% to $9,942,000 for the year ended April 30, 2012, a $195,000 increase from sales of $9,747,000 during the prior fiscal year.  Sales of wireless remote monitoring solutions increased approximately 10%, or $606,000, from the prior fiscal year.  The increase in overall sales of remote monitoring equipment and services was the result of increased customer orders combined with an increase in recurring data management services.  Total sales of the Company’s industrial data communication solutions also posted a sales increase of $176,000, or 33%, as compared to the previous fiscal year.  The Company’s mobile data acquisition solutions, encompassing Radix handheld computers and eXtremeTAG RFID solutions, reported a sales decrease over the prior fiscal year primarily as a result of fewer shipments of Radix computer hardware due to the persistent weakness of international economic conditions that adversely impacted many of the Company’s largest international customers.

Sales for the Company’s Electronic Manufacturing Services (“EMS”) business segment decreased approximately 5% to $13,162,000 for the fiscal year ended April 30, 2012 from $13,807,000 in the prior fiscal year.   The decrease of approximately $645,000 in EMS sales resulted from reduced sales to certain existing customers that supply products to stagnant sectors of the economy combined with the Company's elimination of certain lower margin customers stemming from its focus on improving EMS gross margins.

The Company anticipates that the continued uncertainty regarding future economic conditions will adversely impact sales over the next few quarters in both the EMS and proprietary product business segments.  The short term reduction in sales is expected to be temporary as the Company continues to invest in new product development and sales and market development efforts.  The Company believes that these investments will begin to impact results during the second half of the next fiscal year.  It is anticipated that total sales of proprietary products and services during fiscal 2013 will surpass total segment revenues for fiscal 2012.  The increase in sales will most likely be led by wireless remote monitoring products and industrial data communication solutions.  Although EMS sales may decline modestly in the near term, additional sales and marketing efforts focused on customers that can benefit from the Company’s proprietary technology should generate moderate growth in the EMS segment over the longer term.

Total backlog on April 30, 2012 was approximately $7,905,000, an increase of 37%, or $2,147,000, from a total backlog of $5,758,000 on April 30, 2011.

Gross margin for the three-month period ended April 30, 2012 was approximately 38%, or $2,304,000, versus 35%, or $2,358,000 for the quarter ended April 30, 2011.  For fiscal

year 2012, gross margin was approximately 36% of sales, or $8,395,000, compared to 34% of sales, or $7,880,000, for fiscal 2011.   The increase in both gross margin percentage and dollars was a function of the overall increase in sales of proprietary products and services and improved production efficiencies.

Total selling, general and administrative expenses were approximately $6,275,000 during the fiscal year ended April 30, 2012 compared with $6,249,000 in the prior fiscal year.  The $26,000 increase of less than 1% was a result of decreases in general and administrative expenses offset by increases in research and development and sales and marketing investments.  The decrease in general and administrative costs included reductions in royalty fees due to the expiration of a royalty agreement, the expiration of an office lease assumed in connection with an acquisition, and a reduction in bad debt expense.  Research and development investments increased by $72,000 over the prior year as reductions in product support and contract labor costs were offset by the costs of additional engineering design resources engaged in new product development .  Sales and marketing expenses increased $729,000 during the fiscal year primarily as a result of larger sales commissions related to growing proprietary product sales, additional sales personnel, and an increase in travel expenses.

Karl B. Gemperli, Chief Executive Officer, stated, "We had a successful year and are pleased to report results that reflect enhanced gross margins and significantly improved bottom-line performance compared to the previous year.  Sales of our proprietary products continued to expand and our overall gross margins increased to 36% while efficient operations grew earnings by 40% to $0.32 per share.  We believe that our performance this year is a validation of our strategy of investing in the development of new industrial M2M products and solutions while enhancing the profitability of our custom electronic manufacturing service business.”

Gemperli continued, “Although we focus on market sectors that have demonstrated resilience during past downturns, we are not immune to the effects of a weakening economy.  We have begun to see renewed signs of widespread economic weakness in the industrial sectors that contain many of our customers.  This weakness, coupled with declining energy prices due to reduced demand and excess supply, foreshadow sales that may be negatively impacted over the next few quarters.  Although the direction of the economy is difficult to predict, we remain focused on broadening our product offerings and expanding our market presence as we build the company and grow earnings over the long term.  As always, we are thankful for the team of talented and dedicated people at Elecsys who continue to work diligently for our success.”

About Elecsys Corporation
Elecsys Corporation provides innovative machine to machine (M2M) communication technology solutions, data acquisition and management systems, and custom electronic equipment for critical industrial applications worldwide.  The Company’s primary markets include energy, agriculture, safety and security systems, water management, and transportation.  Elecsys proprietary equipment and services encompass wireless remote monitoring, industrial data communication, and mobile data acquisition technologies that are deployed wherever high quality and reliability are essential.  Elecsys develops, manufactures, and supports proprietary technology and equipment under several premium brand names.  In addition to its proprietary products, Elecsys designs and manufactures rugged and reliable custom electronic assemblies and integrated display modules for multiple original equipment manufacturers in a variety of industries worldwide.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2012. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:	Todd A. Daniels (913) 647-0158, Phone (913) 982-5766, Fax investorrelations@elecsyscorp.com

Elecsys Corporation and Subsidiary
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,		Year Ended April 30,
	2012	2011	2012	2011
Sales	$6,081	$6,784	$23,104	$23,554
Cost of products sold	3,777	4,426	14,709	15,674
Gross margin	2,304	2,358	8,395	7,880

Selling, general and administrative expenses:
Research and development expense	354	300	1,438	1,366
Selling and marketing expense	541	233	2,143	1,414
General and administrative expense	633	1,123	2,694	3,469
Total selling, general and administrative expenses	1,528	1,656	6,275	6,249

Operating income	776	702	2,120	1,631

Financial income (expense):
Interest expense	(25)	(63)	(152)	(288)
Other (expense), net	(2)	(1)	(3)	(8)
	(27)	(64)	(155)	(296)

Net income before income taxes	749	638	1,965	1,335

Income tax expense	283	236	746	463

Net income	$466	$402	$1,219	$872

Net income per share information:
Basic	$0.12	$0.11	$0.32	$0.23
Diluted	$0.12	$0.10	$0.32	$0.22

Weighted average common shares outstanding:
Basic	3,818	3,789	3,796	3,789
Diluted	3,859	3,922	3,844	3,900

Elecsys Corporation and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	April 30, 2012	April 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$136	$460
Accounts receivable, net	2,631	2,801
Inventories, net	5,940	5,880
Other current assets	826	731
Total current assets	9,533	9,872

Property and equipment, net	5,295	5,393

Goodwill	1,942	1,942
Intangible assets, net	1,886	2,100
Other assets, net	51	60
Total assets	$18,707	$19,367

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$825	$1,248
Accrued expenses	1,393	1,701
Income taxes payable	5	51
Current maturities of long-term debt	181	134
Total current liabilities	2,404	3,134

Deferred taxes	485	396
Long-term debt, less current maturities	3,554	4,960

Stockholders' equity:
Common stock	39	38
Additional paid-in capital	11,166	10,999
Retained earnings (Accumulated deficit)	1,059	(160)
Total stockholders' equity	12,264	10,877
Total liabilities and stockholders' equity	$18,707	$19,367